Exhibit 99.1

FOR IMMEDIATE RELEASE:
Wednesday, October 13, 2004

COMMERCE BANCSHARES, INC. REPORTS FIRST NINE
MONTHS EARNINGS PER SHARE GROWTH OF 14%

     Commerce Bancshares, Inc. announced record earnings of $2.47 per share for the nine months ended September 30, 2004, an increase of 14% compared to $2.17 per share during the same period in 2003. Net income for the first nine months of 2004 amounted to $167.7 million compared with $152.7 million in the same period last year, or an increase of 10%. During this period the return on average equity was 15.5%, the return on assets was 1.58%, and the efficiency ratio was 58.8%.

     For the three months ended September 30, 2004, earnings per share totaled $.93, an increase of 18% compared with $.79 in 2003. Net income amounted to $62.5 million compared with $54.9 million for 2003, an increase of 14%.

     In making this announcement, David W. Kemper, Chairman and CEO, said, “We are pleased to report double digit earnings per share growth for both the quarter and the first nine months of the year. For the first nine months, net income before taxes increased 11% as a result of growth in non-interest income, lower loan loss provisions and control over expenses. During this period, non-interest income grew by 11%, mainly the result of growth in bankcard income of 14%. Also, non-interest expense has grown by only 1% for the first nine months of this year. Net interest income this year, however, has remained flat when compared to the previous year as average loans have grown only 1% in this period. Net income for the third quarter of 2004 increased 14% over the same quarter last year and included the recognition of tax benefits of $14.0 million, which had been expected. Net income before taxes for the third quarter of 2004 increased 4%.”

     Mr. Kemper continued, “Asset quality remained solid this quarter with net charge-offs totaling $6.4 million compared with $6.2 million in the previous quarter and $9.7 million in the third quarter of last year. Our allowance for loan losses at September 30, 2004 totaled $133.4 million and was 522% of non-performing loans. Net charge-offs for the first nine months were .41% of average loans and our loan loss reserve remains at 1.63% of total loans.”

     Total assets at September 30, 2004 were $14.1 billion, total loans were $8.2 billion, and total deposits were $10.3 billion. Total non-performing loans amounted to $25.6 million or .31% of total loans.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

     Posted to the Company’s web site is management’s discussion of third quarter results. To see this information please visit our web site at www.commercebank.com.

* * * * * * * * * * * * * * *

For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 13686, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	6/30/04	9/30/04	9/30/03
Non-Accrual Loans	$27,654	$25,554	$32,372
Foreclosed Real Estate	$1,877	$1,540	$2,036
Total Non-Performing Assets	$29,531	$27,094	$34,408
Non-Performing Assets to Loans	.36%	.33%	.43%
Non-Performing Assets to Total Assets	.20%	.19%	.25%

Loans 90 Days & Over Past Due — Still Accruing	$16,481	$17,625	$19,100

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2004	2004	2003	2004	2003
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$126,461	$123,684	$121,988	$373,129	$374,885
Taxable equivalent net interest income	127,025	124,262	123,065	374,859	377,250
Non-interest income	84,289	78,920	76,940	249,178	225,247
Provision for loan losses	6,280	6,606	9,655	23,136	29,674
Non-interest expense	120,936	120,492	116,430	360,340	355,379
Net income	53,838	62,519	54,948	167,681	152,663
Cash dividends	15,340	15,218	14,788	46,059	36,653
Net total loan charge-offs	6,248	6,367	9,660	24,994	28,091
Net business charge-offs (recov)	(270)	100	1,640	5,332	6,040
Net credit card charge-offs	5,040	4,658	4,925	14,632	14,275
Net personal banking charge-offs*	1,260	1,993	2,062	5,225	6,002
Net real estate charge-offs (recov)	73	(638)	359	(463)	128
Net overdraft charge-offs	145	254	674	268	1,646
Per share:
Net income — basic	$0.80	$0.94	$0.79	$2.50	$2.19
Net income — diluted	$0.79	$0.93	$0.79	$2.47	$2.17
Cash dividends	$0.230	$0.230	$0.214	$0.690	$0.529
Diluted wtd. average shares o/s	67,937	67,333	69,936	68,014	70,357

RATIOS
Average loans to deposits	78.13%	77.83%	79.81%	78.60%	80.16%
Return on total average assets	1.51%	1.78%	1.60%	1.58%	1.52%
Return on total average stockholders’ equity	14.91%	17.41%	14.96%	15.46%	14.10%
Efficiency ratio**	57.96%	59.22%	58.56%	58.79%	59.52%

AT PERIOD END
Book value per share based on total stockholders’ equity	$21.13	$22.08	$21.03
Market value per share	$45.95	$48.09	$41.67
Allowance for loan losses as a percentage of loans	1.64%	1.63%	1.67%
Tier I leverage ratio	9.47%	9.77%	9.88%
Common shares outstanding	66,642,550	66,096,765	68,509,807
Shareholders of record	4,845	4,786	4,934
Number of bank/ATM locations	327	329	328
Number of bank charters	4	3	4
Full-time equivalent employees	4,822	4,821	4,986

		Sept. 30	Sept. 30
OTHER YTD INFORMATION		2004	2003

High market value per share		$50.00	$43.62
Low market value per share		$44.00	$33.52

* Includes consumer, student and home equity loans

** The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Nine Months Ended
(In thousands, except per share data)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2004	2004	2003	2004	2003
INTEREST INCOME
Interest and fees on loans	$102,753	$106,218	$107,379	$312,980	$327,758
Interest on investment securities	49,348	44,945	40,940	138,885	135,438
Interest on federal funds sold and securities purchased under agreements to resell	339	429	210	954	565

Total interest income	152,440	151,592	148,529	452,819	463,761

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	6,320	7,130	6,292	19,622	22,479
Time open and C.D.’s of less than $100,000	9,592	9,525	11,354	29,016	37,915
Time open and C.D.’s of $100,000 and over	3,571	3,883	3,363	10,719	11,214
Interest on other borrowings	6,496	7,370	5,532	20,333	17,268

Total interest expense	25,979	27,908	26,541	79,690	88,876

Net interest income	126,461	123,684	121,988	373,129	374,885
Provision for loan losses	6,280	6,606	9,655	23,136	29,674

Net interest income after provision for loan losses	120,181	117,078	112,333	349,993	345,211

NON-INTEREST INCOME
Trust fees	16,128	16,047	15,446	48,339	45,044
Deposit account charges and other fees	26,930	27,072	26,205	79,524	69,821
Bank card transaction fees	19,348	19,676	16,771	56,624	49,674
Trading account profits and commissions	2,970	2,812	3,653	9,608	11,613
Consumer brokerage services	2,371	2,376	2,306	7,101	6,811
Mortgage banking revenue	274	545	907	1,307	3,558
Net gains (losses) on securities transactions	2,833	(148)	896	11,636	5,337
Other	13,435	10,540	10,756	35,039	33,389

Total non-interest income	84,289	78,920	76,940	249,178	225,247

NON-INTEREST EXPENSE
Salaries and employee benefits	65,696	65,549	65,036	199,261	199,635
Net occupancy	9,834	9,740	9,451	29,740	29,228
Equipment	5,678	5,634	5,849	17,170	17,936
Supplies and communication	8,342	9,153	8,539	25,439	25,479
Data processing and software	11,802	11,469	10,303	33,901	30,068
Marketing	4,424	4,552	3,936	12,680	10,999
Other intangible assets amortization	433	431	453	1,300	1,352
Other	14,727	13,964	12,863	40,849	40,682

Total non-interest expense	120,936	120,492	116,430	360,340	355,379

Income before income taxes	83,534	75,506	72,843	238,831	215,079
Less income taxes	29,696	12,987	17,895	71,150	62,416

NET INCOME	$53,838	$62,519	$54,948	$167,681	$152,663

Net income per share — basic	$0.80	$0.94	$0.79	$2.50	$2.19

Net income per share — diluted	$0.79	$0.93	$0.79	$2.47	$2.17

Cash dividends per common share	$0.230	$0.230	$0.214	$0.690	$0.529

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30	Sept. 30	Sept. 30
(In thousands)	2004	2004	2003
ASSETS
Loans, net of unearned income	$8,107,924	$8,162,845	$7,945,119
Allowance for loan losses	(133,124)	(133,363)	(132,701)

Net loans	7,974,800	8,029,482	7,812,418

Investment securities:
Available for sale	4,792,606	4,775,883	4,555,494
Trading	17,673	29,803	12,009
Non-marketable	72,141	73,298	74,021

Total investment securities	4,882,420	4,878,984	4,641,524

Federal funds sold and securities purchased under agreements to resell	134,805	117,505	96,745
Cash and due from banks	860,203	533,856	542,905
Land, buildings and equipment — net	339,269	341,904	332,940
Goodwill	48,522	48,522	48,522
Other intangible assets — net	1,321	889	2,623
Other assets	183,547	195,016	169,637

Total assets	$14,424,887	$14,146,158	$13,647,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,723,109	$1,750,318	$1,545,546
Savings, interest checking and money market	6,130,449	6,110,594	6,024,602
Time open and C.D.’s of less than $100,000	1,669,858	1,654,399	1,779,186
Time open and C.D.’s of $100,000 and over	847,332	766,260	605,181

Total deposits	10,370,748	10,281,571	9,954,515
Federal funds purchased and securities sold under agreements to repurchase	2,157,542	1,863,059	1,725,449
Other borrowings	393,625	392,586	418,456
Other liabilities	94,883	149,278	107,858

Total liabilities	13,016,798	12,686,494	12,206,278

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	343,183	343,183	336,940
Capital surplus	356,186	353,705	294,900
Retained earnings	781,457	828,758	823,443
Treasury stock	(89,473)	(115,190)	(82,876)
Other	(2,827)	(2,706)	(2,135)
Accumulated other comprehensive income	19,563	51,914	70,764

Total stockholders’ equity	1,408,089	1,459,664	1,441,036

Total liabilities and stockholders’ equity	$14,424,887	$14,146,158	$13,647,314

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2004	2004	2003	2004	2003
Loans:
Business	$2,076,813	$2,032,375	$2,060,389	$2,051,422	$2,184,576
Real estate — construction	439,082	426,562	399,141	430,594	401,964
Real estate — business	1,850,935	1,806,227	1,851,866	1,845,978	1,818,562
Real estate — personal	1,329,562	1,338,895	1,312,740	1,333,178	1,294,129
Consumer	1,184,229	1,210,117	1,152,436	1,182,188	1,118,114
Home equity	371,136	390,005	329,301	372,811	318,079
Student	288,636	289,730	355,771	320,030	336,875
Credit card	557,029	571,264	533,213	560,124	523,254
Overdrafts	10,779	10,659	12,277	12,963	11,927

Total loans	8,108,201	8,075,834	8,007,134	8,109,288	8,007,480

Investment securities (excluding unrealized gains and losses):
Available for sale	4,950,254	4,695,510	4,401,412	4,833,790	4,232,761
Trading	25,151	10,326	10,565	14,621	19,576
Non-marketable	77,663	75,123	78,180	75,810	73,474

Total investment securities	5,053,068	4,780,959	4,490,157	4,924,221	4,325,811

Federal funds sold and securities purchased under agreements to resell	111,170	101,152	65,026	90,944	55,726

Total interest earning assets	13,272,439	12,957,945	12,562,317	13,124,453	12,389,017

Total assets	14,323,830	13,969,121	13,590,902	14,161,479	13,427,256

Deposits:
Non-interest bearing deposits	1,275,569	1,292,276	1,112,998	1,267,346	1,049,274
Interest bearing deposits:
Savings	411,260	406,112	386,470	403,364	377,585
Interest checking	503,039	516,021	415,946	500,711	393,482
Money market	5,661,088	5,689,247	5,660,130	5,659,441	5,582,153
Time open & C.D.’s of less than $100,000	1,685,584	1,657,022	1,806,005	1,685,776	1,865,995
Time open & C.D.’s of $100,000 and over	841,283	814,984	651,504	800,509	721,161

Total interest bearing deposits	9,102,254	9,083,386	8,920,055	9,049,801	8,940,376

Total deposits	10,377,823	10,375,662	10,033,053	10,317,147	9,989,650

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,911,587	1,661,568	1,555,161	1,839,469	1,461,653
Other borrowings	453,931	392,374	413,284	428,974	389,514

Total borrowings	2,365,518	2,053,942	1,968,445	2,268,443	1,851,167

Total interest bearing liabilities	11,467,772	11,137,328	10,888,500	11,318,244	10,791,543
Total stockholders’ equity	1,452,019	1,428,908	1,456,858	1,448,542	1,447,173
Net yield on interest earning assets (tax-equivalent basis)	3.85%	3.82%	3.89%	3.82%	4.07%

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2004

For the quarter ended September 30, 2004, net income amounted to $62.5 million, an increase of 13.8% over the 3rd quarter of the previous year. Return on assets was 1.78% and the return on equity totaled 17.4%. For the quarter, the efficiency ratio was 59.2%. The increase in net income over the 3rd quarter of last year was the result of a reduction in income tax expense of $4.9 million coupled with growth in non-interest income of $2.0 million, and a $3.0 million reduction in the provision for loan losses. Non-interest expense increased 3.5% compared to the same quarter last year, and net interest income increased $1.7 million.

Balance Sheet Review
 During the 3rd quarter, average loans were down slightly compared to the 2nd quarter of 2004, and were up almost 1% compared with the same period last year. Compared to the 2nd quarter of this year, average consumer, home equity, credit card and personal real estate loans grew by $25.9 million, $18.9 million, $14.2 million and $9.3 million, respectively, while business real estate loans, business loans and construction loans declined by $44.7 million, $44.4 million and $12.5 million, respectively. The increase in consumer loans was mainly the result of increases in marine and recreational vehicle lending. The decline in business loans, which occurred in the 3rd quarter, continued to reflect weak demand and lower line of credit usage. The decline in business real estate loans during the quarter was the result of larger pay offs during the quarter and customer refinancing activities.

Available for sale investment securities, excluding fair value adjustments, decreased on average by $254.7 million, or 5.1%, this quarter compared with the previous quarter. Most of this decline occurred towards the end of the previous quarter. Available for sale securities maturing during the 3rd quarter totaled $91.0 million while the principal amount of securities sold was $9.5 million. Early principal prepayments of mortgage and asset-backed securities totaled $246.0 million. Investment securities purchased in the current quarter totaled $278.4 million and were comprised of federal agency securities ($135.2 million), mortgage-backed securities ($85.2 million) and asset-backed securities ($34.7 million).

Total average deposits decreased slightly during the 3rd quarter compared to the 2nd quarter of this year. Average non-interest bearing deposits were relatively unchanged from the 2nd quarter. While total average interest bearing deposits were also flat compared with the previous quarter, money market accounts grew $28.2 million and interest checking accounts grew $13.0 million. Certificates of deposit, however, declined $54.9 million.

During the quarter, average borrowings decreased $311.6 million, primarily due to a decline in securities sold under agreements to repurchase.

The average loans to deposits ratio for the quarter decreased slightly to 77.8% in the 3rd quarter of 2004. The decrease in this ratio resulted from decreases in the average balances of both deposits and loans.

Net Interest Income
 In the 3rd quarter, net interest income amounted to $123.7 million, an increase of $1.7 million, or 1.4%, compared to the 3rd quarter of last year, and a decrease of $2.8 million, or 2.2%, compared with the previous quarter of this year. The net yield on earning assets decreased 3 basis points from the previous quarter to 3.82% in the current quarter.

The decrease in net interest income in the 3rd quarter compared to the 2nd quarter of 2004 was the result of lower earnings on the Company’s inflation indexed treasury securities, lower average investment securities balances, and higher rates on short-term borrowings. This was partly offset by higher rates earned on virtually all lending products as a result of recent increases in rates by the Federal Reserve. Also, rates paid on interest bearing deposits grew only slightly during the current quarter. Compared to the 2nd quarter of 2004, average rates earned on loans increased 13 basis points while rates paid on interest bearing deposits increased 4 basis points. Average rates earned on investment securities decreased by 19 basis points, mainly a result of a $2.5 million decrease in inflation related earnings recognized in the 3rd quarter. The overall decline in securities balances reduced interest income by approximately $2.8 million.

During the quarter, rates on other borrowings increased by 32 basis points to 1.43% as a result of the higher rate environment, which especially affected short-term rates. The rate impact was partly offset by a decline in average borrowings of $311.6 million. This combination caused interest expense on other borrowings to grow by $874 thousand.

Non-Interest Income
For the 3rd quarter of 2004, total non-interest income amounted to $78.9 million compared with $76.9 million in the same quarter last year, an increase of 2.6%. This increase resulted from growth in deposit, bank card and trust fee income. Bond trading and mortgage banking fee income declined from amounts recorded in the same period last year due to slower customer demand. Bank card fees for the quarter increased 17.3% over the same period last year, due mainly to higher fees earned on merchant, debit card and credit card transactions, all of which grew by more than 10%. Deposit account fees, in the 3rd

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2004

quarter, grew 3.3% over last year due mainly to higher overdraft fees earned, while trust fees were up 3.9%, as a result of higher fees on institutional and corporate trust accounts. Other income in the 2nd quarter of 2004 included a gain on a branch sale of $1.1 million, which did not reoccur in the current quarter.

Net securities losses amounted to $148 thousand for the 3rd quarter of 2004, compared to net gains of $2.8 million in the 2nd quarter of 2004 and $896 thousand in the 3rd quarter of last year.

Non-Interest Expense
 Non-interest expense for the quarter amounted to $120.5 million, an increase of $4.1 million, or 3.5%, compared with $116.4 million recorded in the 3rd quarter of last year. Year to date, non-interest expense in 2004 grew only 1.4% over the previous year, and was substantially unchanged when compared with the previous quarter.

Compared with the 3rd quarter of last year, salaries and benefits expense increased slightly as a result of higher salaries and health care expense offset partly by lower pension and incentive payments. Full-time equivalent employees totaled 4,821 and 4,986 at September 30, 2004 and 2003, respectively. Costs for supplies and communication, professional fees and operating losses all increased over amounts recorded in the 3rd quarter last year. Data processing costs grew $1.2 million, or 11.3%, mainly as a result of higher bank card processing network fees and software expense. Increased costs were also incurred for marketing and occupancy.

Income Taxes
 During the 3rd quarter, income tax expense amounted to $13.0 million, a decrease of $16.7 million from the previous quarter and $4.9 million less than the same quarter last year. The lower income tax expense in the current quarter was the result of the recognition of tax benefits, totaling $14.0 million, associated with certain corporate tax reorganization initiatives which were finalized during the quarter. The Company will recognize an additional $5.0 million tax benefit related to these initiatives in the 4th quarter of this year. The effective tax rate for the Company was 17.2% for the 3rd quarter of 2004, compared with an effective tax rate of 35.5% in the 2nd quarter of 2004 and 24.6% in the 3rd quarter of 2003. The Company has additional income tax benefits totaling approximately $13.7 million associated with other corporate reorganization activities, which will not be recognized into income until certain conditions are satisfied. It is projected that such conditions may be resolved as early as the 3rd quarter of 2005.

Credit Quality
Net loan charge-offs for the 3rd quarter of 2004 amounted to $6.4 million compared with $6.2 million in the 2nd quarter of 2004 and $9.7 million in the 3rd quarter of last year. The ratio of annualized net loan charge-offs to total average loans this quarter was .31% compared with .48% in the same quarter last year and .31% in the 2nd quarter of 2004. The slight increase in net charge-offs this quarter compared with the 2nd quarter of this year was mainly the result of increases in consumer and business loan net charge-offs offset by a decrease in real estate net charge-offs.

For the 3rd quarter of 2004, annualized net charge-offs on average credit card loans decreased to 3.24%, compared with 3.66% in the 3rd quarter of last year. Personal loan (consumer, home equity and student) charge-offs increased this quarter over the 2nd quarter, and amounted to .42% of average personal loans compared to .27% in the 2nd quarter of 2004 and .45% in the same period last year. The provision for loan losses for the current quarter totaled $6.6 million, an increase of $326 thousand over the provision recorded in the 2nd quarter of this year, and was down $3.0 million from the amount recorded in the 3rd quarter of 2003. The allowance for loan losses at September 30, 2004 amounted to $133.4 million, or 1.63% of total loans, and represents 522% of total non-performing loans.

Total non-performing assets amounted to $27.1 million, a decrease of $2.4 million from the previous quarter, and amounted to .33% of loans. Non-performing assets are comprised of non-accrual loans ($25.6 million) and foreclosed real estate ($1.5 million). Loans past due more than 90 days and still accruing interest totaled $17.6 million at September 30, 2004.

Other
 The Company maintains a treasury stock buyback program; and effective January 2004, was authorized by the Board of Directors to repurchase up to 3 million shares of its common stock. During the quarter ended September 30, 2004, the Company purchased 752,000 shares of treasury stock at an average cost of $46.98 per share.

Forward Looking Information
 This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.